Exhibit 99.2

Triangle Town Member, LLC
Financial Statements as of December 31, 2011
and 2010, and for Each of the Three Years
in the Period Ended December 31, 2011, and Independent Auditors' Report

TRIANGLE TOWN MEMBER, LLC
TABLE OF CONTENTS
Page

INDEPENDENT AUDITORS' REPORT	1
FINANCIAL STATEMENTS:

Balance Sheets as of December 31, 2011 and 2010	2

Statements of Operations for the Years Ended December 31, 2011, 2010, and 2009	3

Statements of Members' Deficit for the Years Ended December 31, 2011, 2010, and 2009	4

Statements of Cash Flows for the Years Ended December 31, 2011, 2010, and 2009	5

Notes to Financial Statements	6-11

INDEPENDENT AUDITORS' REPORT
To the Members of
Triangle Town Member, LLC:

We have audited the accompanying balance sheets of Triangle Town Member, LLC (the “Company”) as of December 31, 2011 and 2010, and the related statements of operations, members' deficit, and cash flows for each of the three years in the period ended December 31, 2011. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, such financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2011 and 2010, and the results of its operations and its cash flows for each of the three years ended December 31, 2011, in conformity with accounting principles generally accepted in the United States of America.

/s/ Deloitte & Touche LLP

Atlanta, Georgia
March 30, 2012

TRIANGLE TOWN MEMBER, LLC

BALANCE SHEETS
AS OF DECEMBER 31, 2011 AND 2010

	2011	2010
ASSETS

REAL ESTATE ASSETS:
Land	$17,278,287	$17,278,287
Buildings, improvements, and equipment	156,319,683	155,800,740
Less accumulated depreciation	(54,194,953)	(45,693,615)

Real estate assets — net	119,403,017	127,385,412

CASH	476,205	1,364,296

TENANT RECEIVABLES — Net of allowance for doubtful
accounts of $25,454 in 2011 and $17,551 in 2010	1,377,532	1,494,459

MORTGAGE ESCROWS	3,228,278	2,454,911

DEFERRED LEASING COSTS — Net	1,601,727	1,996,939

DEFERRED FINANCING COSTS — Net	352,943	443,056

OTHER ASSETS	508,920	334,852

TOTAL	$126,948,622	$135,473,925

LIABILITIES AND MEMBERS’ DEFICIT

MORTGAGE NOTE PAYABLE	$187,025,488	$190,552,659

ACCRUED INTEREST PAYABLE	774,919	789,534

ACCOUNTS PAYABLE AND OTHER ACCRUED
LIABILITIES	1,137,485	1,652,355

MEMBERS’ DEFICIT	(61,989,270)	(57,520,623)

TOTAL	$126,948,622	$135,473,925

See notes to financial statements.

TRIANGLE TOWN MEMBER, LLC

STATEMENTS OF OPERATIONS
FOR THE YEARS ENDED DECEMBER 31, 2011, 2010, AND 2009

	2011	2010	2009

REVENUES:
Minimum rents	$14,999,110	$14,561,714	$14,998,113
Tenant reimbursements	5,973,635	5,734,590	5,805,773
Percentage rents	380,361	199,546	216,958
Other rental income	647,563	696,382	638,125
Other	51,849	14,315	66,357

Total revenues	22,052,518	21,206,547	21,725,326

EXPENSES:
Property operating	3,375,589	3,700,446	3,723,456
Depreciation and amortization	9,548,967	10,184,462	10,197,345
Real estate taxes	1,574,457	1,575,793	1,574,457
Maintenance and repairs	1,281,071	1,281,990	1,203,028
Management fees	505,758	497,713	517,836

Total expenses	16,285,842	17,240,404	17,216,122

INCOME FROM OPERATIONS	5,766,676	3,966,143	4,509,204

INTEREST INCOME	2,854	2,746	1,865

INTEREST EXPENSE	(10,915,718)	(10,989,144)	(11,296,786)

NET LOSS	$(5,146,188)	$(7,020,255)	$(6,785,717)

See notes to financial statements.

TRIANGLE TOWN MEMBER, LLC

STATEMENTS OF MEMBERS’ DEFICIT
FOR THE YEARS ENDED DECEMBER 31, 2011, 2010, AND 2009

BALANCE — December 31, 2008	$(43,714,951)

Contributions by members	1,574

Net loss	(6,785,717)

BALANCE — December 31, 2009	(50,499,094)

Distributions to members	(1,274)

Net loss	(7,020,255)

BALANCE — December 31, 2010	(57,520,623)

Contributions by members	748,378

Distributions to members	(70,837)

Net loss	(5,146,188)

BALANCE — December 31, 2011	$(61,989,270)

See notes to financial statements.

TRIANGLE TOWN MEMBER, LLC

STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 2011, 2010, AND 2009

	2011	2010	2009

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(5,146,188)	$(7,020,255)	$(6,785,717)
Adjustments to reconcile net loss to net cash
provided by operating activities:
Amortization of deferred financing costs	90,113	90,113	90,113
Amortization of landlord inducements	12,233	36,859	10,184
Depreciation and amortization	9,548,967	10,184,462	10,197,345
Provision for doubtful accounts	1,242	150,422	40,367
Changes in operating assets and liabilities:
Tenant receivables	115,685	279,390	681,908
Other assets	(186,301)	106,307	12,850
Accrued interest payable, accounts payable, and
other accrued liabilities	(448,854)	269,300	20,792

Net cash provided by operating activities	3,986,897	4,096,598	4,267,842

CASH FLOWS FROM INVESTING ACTIVITIES:
Additions to real estate assets	(1,134,895)	(581,449)	(300,813)
Additions to cash held in escrow	(773,367)	(976,133)	(1,092,429)
Additions to deferred leasing costs	(117,096)	(51,504)	(34,202)

Net cash used in investing
activities	(2,025,358)	(1,609,086)	(1,427,444)

CASH FLOWS FROM FINANCING ACTIVITIES:
Principal payments on mortgage note payable	(3,527,171)	(3,330,967)	(3,145,678)
Contributions by members	748,378	—	1,574
Distributions to members	(70,837)	(1,274)	—

Net cash used in financing activities	(2,849,630)	(3,332,241)	(3,144,104)

NET CHANGE IN CASH	(888,091)	(844,729)	(303,706)

CASH — Beginning of year	1,364,296	2,209,025	2,512,731

CASH — End of year	$476,205	$1,364,296	$2,209,025

SUPPLEMENTAL DISCLOSURE OF CASH FLOW
INFORMATION:
Cash paid for interest	$10,840,220	$11,036,422	$11,221,712

Additions to real estate assets accrued but not
yet paid	$19,369	$100,000	—

See notes to financial statements.

TRIANGLE TOWN MEMBER, LLC
NOTES TO FINANCIAL STATEMENTS
AS OF DECEMBER 31, 2011 AND 2010 AND
FOR THE YEARS ENDED DECEMBER 31, 2011, 2010, AND 2009

1.	ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES
Organization - Triangle Town Member, LLC (the “Company”) was formed on November 16, 2005, for the purpose of owning and operating Triangle Town Center, a regional shopping mall in Raleigh, North Carolina; an attached lifestyle center, Triangle Town Commons; and an adjacent associated center, Triangle Town Place. The Company is a joint venture with the following members as of December 31, 2011:

Ownership
Member	Interest

CBL Triangle Town Member, LLC	50.000%
REJ Realty LLC	49.500%
JG Realty Investors Corp.	0.484%
JG Manager, LLC	0.016%

The initial contribution of REJ Realty LLC, JG Realty Investors Corp., and JG Manager, LLC (collectively, the “REJ Members”) consisted of the three shopping centers, which were recorded on the Company's balance sheets at their carryover basis. CBL Triangle Town Member, LLC (“CBL Member”) made an initial cash contribution of $1,472,433. Concurrent with its formation, the Company entered into a non-recourse mortgage loan of $200,000,000 (see Note 2). The net proceeds from the loan were used to retire an existing construction loan totaling $121,828,000, and the remaining net proceeds were paid to the REJ Members as a partial return of their equity contribution. The Company's equity will be equalized between the REJ Members and CBL Member through future contributions by CBL Member and through property cash flow distributions.
Under the terms of the joint venture agreement (the “Agreement”), CBL Member is required to fund any additional equity necessary for capital expenditures, including future development or expansion of the Company's properties, and any operating deficits up to a maximum of $30,000,000. The Company's profits and losses are allocated to the REJ Members and CBL Member in accordance with their respective ownership interests. CBL Member receives a preferred return on its invested capital in the Company. After payment of such preferred return and repayment of CBL Member's invested capital and repayment of the balance of the REJ Members' equity, the REJ Members and CBL Member will share equally in the Company's cash flows.

As of December 31, 2011 and 2010, members' deficit of the Company was as follows:

	2011	2010

CBL Triangle Town Member, LLC	$(17,932,007)	$(16,036,454)
REJ Realty LLC	(43,616,689)	(41,069,326)
JG Realty Investors Corp.	(426,474)	(401,566)
JG Manager, LLC	(14,100)	(13,277)

	$(61,989,270)	$(57,520,623)

The members' equity accounts included in the accompanying balance sheets were determined based upon the initial contributions of each respective member being recorded at the carrying value of the contributed assets upon the formation of the Company in accordance with accounting principles generally accepted in the United States of America (“GAAP”). However, the distribution of cash flows to the members is determined based upon the priority of each member's capital account as set forth in the Agreement. Under the Agreement, each member's initial capital contribution was based on agreed‑upon values as set forth in the Agreement, which were not equal to the historical carryover basis recorded in accordance with GAAP. Accordingly, the capital accounts as determined in accordance with the Agreement differ from the capital accounts recorded in the accompanying balance sheets. As of December 31, 2011 and 2010, members' capital accounts as determined in accordance with the Agreement were as summarized in the table below. Capitalized terms not defined herein have the meaning as set forth in the Agreement.

	2011	2010
CBL Member's accrued and unpaid interest return
on mandatory contributions	$6,182	$—

CBL Member's unreturned mandatory contributions	677,541	—

REJ Member's unreturned initial capital	78,842,496	78,842,496

The CBL Member earns an 11% interest return on any mandatory contributions.
Basis of Presentation - The accompanying financial statements are prepared on the accrual basis of accounting in accordance with accounting principles generally accepted in the United States of America (“generally accepted accounting principles”).
Revenue Recognition - Fixed minimum rents from operating leases are recognized on a straight‑line basis over the initial terms of the related leases. Certain tenants are required to pay percentage rent if their sales volumes exceed thresholds specified in their lease agreements. Percentage rent is recognized as revenue when the thresholds are achieved and the amounts become determinable.
The Company receives reimbursements from tenants for real estate taxes, insurance, common area maintenance, and other recoverable operating expenses as provided in the lease agreements. Tenant reimbursements are recognized as revenue in the period the related operating expenses are incurred. Tenant reimbursements related to certain capital expenditures are billed to tenants over periods of 5 to 15 years and are recognized as revenue in accordance with the underlying lease terms.
Real Estate Assets - Ordinary repairs and maintenance are expensed as incurred. Major replacements and improvements are capitalized. Depreciation is provided using the straight-line method over the estimated useful life of buildings and improvements (20-40 years) and equipment (5-10 years). Tenant improvements are capitalized and depreciated on a straight‑line basis over the life of the related lease. Depreciation expense was $9,036,659, $9,587,042, and $9,601,448 for the years ended December 31, 2011, 2010, and 2009, respectively. Accumulated depreciation was $54,194,953 and $45,693,615 as of December 31, 2011 and 2010, respectively.
Carrying Value of Long-Lived Assets - The Company evaluates the carrying value of long‑lived assets to be held and used when events or changes in circumstances warrant such a review. The carrying value of a long-lived asset is considered impaired when its estimated future undiscounted cash flows are less than its carrying value. If it is determined that an impairment has occurred, the excess of the asset's carrying value over its estimated fair value will be charged to operations. There were no impairment charges in 2011, 2010, or 2009.
Cash - The Company considers all highly liquid instruments purchased with an original maturity of three months or less to be cash.
Deferred Leasing Costs - Deferred leasing costs include direct costs incurred to originate a lease and are amortized using the straight-line method over the terms of the related leases. Amortization expense was $512,308, $597,420, and $595,896 for the years ended December 31, 2011, 2010, and 2009, respectively. Accumulated amortization was $2,940,489 and $2,481,488 as of December 31, 2011 and 2010, respectively.
Deferred Financing Costs - Deferred financing costs include fees and costs incurred to obtain long-term financing and are amortized using the straight-line method to interest expense over the term of the mortgage note payable. Amortization expense was $90,113 for each of the years ended December 31, 2011, 2010, and 2009. Accumulated amortization was $487,440 and $397,327 as of December 31, 2011 and 2010, respectively.
Other Assets - Other assets include landlord inducements to obtain leases and are amortized using the straight-line method as a reduction to minimum rents over the term of the related leases. Amortization expense was $12,233, $36,859, and $10,184 for the years ended December 31, 2011, 2010, and 2009, respectively. Accumulated amortization was $23,457 and $11,224 as of December 31, 2011 and 2010, respectively.
Income Taxes - No provision has been made for federal and state income taxes since these taxes are the responsibility of the members.
Use of Estimates - The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.
Fair Value Measurements - The Company has categorized its financial assets and liabilities that are recorded at fair value into a hierarchy based on whether the inputs to valuation techniques are observable or unobservable. The fair value hierarchy contains three levels of inputs that may be used to measure fair value as follows:
Level 1 - Inputs represent quoted prices in active markets for identical assets and liabilities as of the measurement date.

Level 2 - Inputs, other than those included in Level 1, represent observable measurements for similar instruments in active markets, identical or similar instruments in markets that are not active, and observable measurements or market data for instruments with substantially the full term of the asset or liability.
Level 3 - Inputs represent unobservable measurements, supported by little, if any, market activity, and require considerable assumptions that are significant to the fair value of the asset or liability. Market valuations must often be determined using discounted cash flow methodologies, pricing models, or similar techniques based on the Company's assumptions and best judgment.
As of December 31, 2011 and 2010, no assets or liabilities were measured at fair value on a recurring or nonrecurring basis. The carrying values of cash , tenant receivables, accounts payable, and accrued liabilities are reasonable estimates of their fair values because of the short maturity of these financial instruments.

2.	MORTGAGE NOTE PAYABLE
Concurrent with the formation of the Company, the Company obtained a non-recourse, commercial mortgage-backed securities loan from Wachovia Bank, a division of Wells Fargo Bank, N.A., acting in the capacity of the servicer of the loan (the “Servicer”), that matures on December 5, 2015, and bears interest at 5.74%. The monthly payments were interest-only in the amount of $956,167, until January 5, 2008. Thereafter, the monthly payments of $1,197,282 include principal and interest. A balloon payment of $170,713,179, plus unpaid interest, is due on the maturity date. The mortgage note payable is collateralized by the shopping center properties and assignment of all leases.
The mortgage note agreement contains, among other covenants, restrictions on incurrence of indebtedness and transfers and sales of assets. It also requires that a minimum debt service coverage ratio be maintained for the purpose of establishing a cash management account with the Servicer. As of December 31, 2011 and 2010, the Company did not meet the minimum required debt service coverage ratio and as a result the Company has placed the property under a cash management agreement with the Servicer. In addition, the Company was required to fund certain escrow reserves as required under the mortgage note agreement, until such time that the Company meets the required minimum debt service coverage ratio. Under the cash management agreement, the Servicer maintains control of the Company's cash account and, on a monthly basis, releases excess cash to the Company after the monthly debt service and escrow funding amounts have been received. The Company's net operating cash flows were sufficient to meet its debt service requirements for the years ended December 31, 2011, 2010, and 2009.
The fair value of the mortgage note payable was $189,424,306 and $181,014,090 at December 31, 2011 and 2010, respectively. The fair value was calculated by discounting future cash flows for the note payable using an estimated market rate of 5.6% as of December 31, 2011, and 7.0% at December 31, 2010.

Scheduled principal payments on the mortgage note payable are as follows:

Years Ending
December 31,

2012	$3,734,931
2013	3,954,929
2014	4,187,885
2015	175,147,743

Total	$187,025,488

3.	RENTAL INCOME UNDER OPERATING LEASES
The Company receives rental income by leasing space under operating leases. Future minimum rents scheduled to be received under noncancelable tenant leases at December 31, 2011, are as follows:

Years Ending
December 31,

2012	$14,460,271
2013	7,946,583
2014	6,338,001
2015	4,969,798
2016	3,144,776
Thereafter	13,573,680

Total	$50,433,109

4.	RELATED-PARTY TRANSACTIONS
The Company is party to a management and leasing agreement with CBL & Associates Management, Inc. (“CBL Management”), which is controlled by affiliates of CBL Member, to manage and provide leasing services to the properties. The agreement provides for the Company to pay CBL Management a management fee based on revenues collected. Total management fee expense for the years ended December 31, 2011, 2010, and 2009, were $505,758, $497,713, and $517,836, respectively.
The leasing and management agreement provides for the Company to pay CBL Management leasing commissions depending on the type of lease executed. Total leasing commissions for the years ended December 31, 2011, 2010, and 2009, were $104,596, $48,629, and $26,624, respectively.
The leasing and management agreement provides for the Company to pay monthly leasing fees to CBL Management based on rent collected from executed temporary tenants and sponsorship branding fees. Total temporary tenant leasing fees and sponsorship branding fees for the years ended December 31, 2011, 2010, and 2009, were $165,399, $165,218, and $169,764, respectively.
Amounts payable to CBL Management as of December 31, 2011 and 2010, were $92,080 and $86,639 respectively.
The entity that provides security, maintenance, cleaning, and background music services for the Company is owned by certain affiliates of CBL Member. The Company recognized expenses of $1,300,329, $1,346,158, and $1,267,921, for services provided by the affiliate for the years ended December 31, 2011, 2010, and 2009, respectively. Amounts payable to this entity as of December 31, 2011 and 2010 were $46,926 and $40,246, respectively.

A subsidiary owned by certain affiliates of CBL Member leases equipment, including computers, to the Company. The Company recognized expense of $824, $9,783, and $11,688, for services provided by the subsidiary for the years ended December 31, 2011, 2010, and 2009, respectively. The Company had no outstanding amounts payable to the subsidiary as of December 31, 2011 and 2010.
An affiliate of CBL Member provides consulting for and negotiation of reductions for real estate taxes. The Company recognized expenses of $2,876 for each of the years ended December 31, 2011, 2010, and 2009, respectively.

5.	SUBSEQUENT EVENTS
The Company evaluated subsequent events through March 30, 2012, the date the financial statements were issued. The Company is not aware of any significant events that occurred subsequent to the balance sheet date, but prior to the issuance of this report that would require adjustment to, or disclosure in, the financial statements.

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